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                                                                     EXHIBIT 5.1


                                September 13, 2000



IRIDEX Corporation
1212 Terra Bella Avenue
Mountain View, California  94043

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 13, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 240,000 shares of your Common Stock reserved for issuance under the 1998 Stock Plan, 50,000 shares of your Common Stock reserved for issuance under the 1995 Employee Stock Purchase Plan and 20,000 shares of your Common Stock reserved for issuance under the 1995 Director Option Plan (collectively, the "Shares") (collectively, the "Plans"). As legal counsel for IRIDEX Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation



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